EMPLOYMENT AGREEMENT
(KITTY PAYNE)

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of  December 31, 2008, by and between First National Bancshares, Inc., a South Carolina corporation and its wholly owned subsidiary, First National Bank of the South (d.b.a First National Bank of Spartanburg), having its principal office at 215 North Pine Street, Spartanburg, South Carolina 29304 (collectively, “Employer”), and Kitty Payne (“Employee”).

Employer presently employs Employee as its Executive Vice-President and Chief Financial Officer.  Employer recognizes that Employee's contributions to the growth and success of Employer is substantial.  Employer has previously entered into an Employment Agreement with Employee as of January 31, 2005, which Employer and Employee now desire to restate principally to reflect changes in tax laws.  Employee is willing to continue to serve Employer on the terms and conditions herein provided.  Certain terms used in this Agreement are defined in Section 28 hereof.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment.  Employer hereby continues to employ Employee and Employee continues to accept employment on the terms and conditions hereafter set forth.

2.           Term.  Unless earlier terminated as hereinafter provided in Section 16, Employee's employment under this Agreement shall commence on the date hereof and be for a term (the “Term”) of two years.  At the end of each year of the Term, the Term shall be extended for an additional year so that the remaining term shall continue to be two years; provided that the Employee or the Employer may at any time, by written notice, fix the Term to a finite term of two years commencing with the year of the notice.

3.           Duties.  Employee shall continue to serve as an Executive Vice-President and Chief Financial Officer of Employer and in such capacity shall perform such duties as are consistent with that position and as Employer from time to time may direct.  Such duties shall be performed at Employer’s principal corporate offices or subsidiary office as agreed upon by Employer and Employee.  Employer reserves the right from time to time to extend, curtail or change the title and duties of Employee.

4.           Extent of Services.  Employee shall, during normal working hours, devote her best efforts as well as her full time, attention and energies to the business of Employer and shall diligently perform to the best of her ability such duties as may be reasonable assigned to Employee.

Employee shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or pecuniary advantage and whether or not such activity is carried on outside normal working hours, but this prohibition shall not be construed as preventing Employee from investing her assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which investments are made.  Employee hereby confirms that she is under no contractual commitments inconsistent with her obligations set forth in this Agreement, and that, during the term of this Agreement, she will not render or perform services, or enter into any contract to do so, for any of the corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

5.           Base Salary.  For all services rendered by Employee under this Agreement, Employer shall pay Employee a base salary of $164,000 per year, payable in accordance with the salary payment practices of Employer, which for purposes of this Agreement shall mean no less frequently than monthly.  Employer shall have the right to increase the compensation provided by this Agreement, but any such increase shall not affect any of the other terms and conditions of this Agreement.  Employee’s base salary and performance will be reviewed annually.  The base salary may be increased, but will not decrease, in the Employer’s sole discretion as a result of the review.

6.           Benefits.

(a)           Employee shall be entitled, to the extent that Employee’s position, title, tenure, salary, age, health, performance, and other qualifications make her eligible, to participate in all employee benefit plans or programs of Employer currently in existence on the date hereof including but not limited to any executive management incentive plans.  Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(b)           Employer shall pay the annual dues for Employee’s membership at the Piedmont Club for so long as Employee remains an Executive Vice President of Employer and this Agreement remains in force.

(c)           Employer shall pay for Employee's educational and professional fees as required to maintain her Certified Public Accountant license.

7.           Working Facilities.  Employee shall be furnished with an office and such other facilities and services as may be necessary or suitable to her position and adequate for the performance of her duties.

8.           Expenses.  Employee is authorized to incur reasonable expenses for promoting the business of Employer, including expenses for entertainment, travel and similar items, but only to the extent that such expenses are allowable deductions to Employer on its Federal income tax return.  Employer shall promptly reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures.  In no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.  Employee shall repay to Employer the amounts of any expenses claimed which, for lack of proper documentation or otherwise, are not allowed to Employer as deductions for Federal income tax purposes.

9.           Vacations.  Employee shall be entitled each fiscal year to 20 paid days off, which number of days is granted by Employer to employees of similar tenure and compensation rank, pursuant to Employer’s paid days off policy.  Employer reserves the right to modify this and any other personnel policy from time to time.  Any payments made by Employer to Employee as compensation for paid vacation leave shall be paid in accordance with Employer's salary payment practices.

10.           Stock Options.  Employee shall have the opportunity to participate in Employer’s long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by Employer.  Any options or similar awards shall be issued to Employee (i) at an exercise price of not less than the stock's current fair market value as of the date of grant and (ii) the number of shares subject to such grant shall be fixed on the date of grant.  Awards under this plan are in the discretion of the board of directors and shall be made pursuant to a separate agreement.

11.           Ownership of Work Product.

(a)           Employee shall diligently disclose to Employer as soon as it is created or conceived by Employee, and Employer shall own, all Work Product (as defined below).  To the extent permitted by law, all Work Product shall be considered work made for hire by Employee and owned by Employer.

(b)           If any of the work Product may not, by operation of law, be considered work made for hire by Employee for Employer (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in Employer), Employee agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Work Product to Employer, its successors and assigns.

(c)           Employer, and its successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the foregoing.

(d)           Employee agrees to perform upon the reasonable request of Employer, during or after Employee’s employment, such further acts as may be necessary or desirable to transfer, perfect and defend Employer’s ownership of the Work Product.  When requested, Employee will

(i)           Execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance;

(ii)           Obtain and aid in the enforcement of copyrights (and, if applicable, patents) with respect to the Work Product in any countries.

(iii)           Provide testimony in connection with any proceeding affecting the right, title or interest of Employer in any Work Product; and

(iv)           Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

Employer shall reimburse all reasonable out-of-pocket expenses incurred by Employee at Employer’s request in connection with the foregoing.  Any reimbursements made pursuant to this Section 11(d) shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.

(e)           For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology or other work product that relates to the business and interest of Employer and that Employee conceives, develops, or delivers to Employer at any time during the term of Employee’s employment.  “Work Product” shall also include all intellectual property rights in any programming, documentation, technology or other work product that is now contained in any of the products or systems (including development and support systems) of Employer prior to the date of this Agreement while Employee was engaged as an independent contractor or employee of Employer.  Employee hereby irrevocably relinquishes for the benefit of Employer and its assigns any moral rights in the Work Product recognized by applicable law.

12.	Protection of Trade Secrets and Confidential Information.

(a)           Through exercise of her rights and performance of her obligations under this Agreement, Employee will be exposed to “Trade Secrets” and “Confidential Information” (as those terms are defined below).  “Trade Secrets” shall mean information or data of or about Employer or any affiliated entity, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.  To the extent that the foregoing definition is inconsistent with the definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting Employee’s obligations under this Agreement.  Except as required to perform her obligations under this Agreement, or except with Employer’s prior written permission, Employee shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Employer.  Employee’s obligations under this provision shall remain in force (during and after the term) for so long as such information or data shall continue to constitute a Trade Secret under applicable law.  Employee agrees to cooperate with any and all confidentiality requirements of Employer, and Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets which Employee becomes aware.

(b)           Employee will abide by Employer’s policies and regulations, as established from time to time, for the protection of its Confidential Information.  Employee acknowledges that all records, files, data, documents, and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to Employer or its affiliated entities shall be and remain the sole property of Employer and/or such affiliated entity.  Employee agrees, upon the request of Employer, and in any event upon termination of her employment, to turn over all copies of all media, records, documentation, etc., pertaining to Employer (together with a written statement certifying as to her compliance with the foregoing.)

13.           Non-Solicitation of Customers.  During the term of her employment with Employer, and for a period of one year thereafter, Employee shall not directly or indirectly solicit any individual or entity which was a customer or client of Employer for the purpose of providing a service or product to such customer or client which is the same type of service or product offered or provided by Employer, provided, however, that this restriction shall apply only to those customers or clients with whom Employee had contact in connection with services or products provided by Employer within two years prior to the date of termination of such employment.

14.           Non-Solicitation of Employees.  During the term of Employee’s employment with Employer, and for a period of one year thereafter, Employee shall not, directly or indirectly, induce or solicit for employment any employee of Employer for the purpose of providing services that are the same or similar to the types of services offered or engaged in by Employer at the time of termination of Employee’s employment with Employer.

15.           Non-Competition Agreement.  During Employee’s employment with Employer and for a period of one year thereafter, Employee shall not (without the prior written consent of Employer) compete with Employer of any of its subsidiaries, directly or indirectly, engage in forming, serving as an organizer, director, officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located within 30 miles of any office or branch of Employee in existence at the time Employee’s employment with Employer is terminated (the "Territory").  Notwithstanding the foregoing, Employee may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if Employee’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

16.           Termination.

(a)           Death or Disability.  Employee’s employment hereunder shall terminate upon Employee’s death.  Employer may, in accordance with applicable state and federal laws and regulations, terminate Employee’s employment hereunder in the event of Employee’s disability for a continuous period of 180 days for which no reasonable accommodation is available.  For purposes of this subsection 16(a), “disability” means as defined by Treasury Regulation § 1.409A-3(i)(4), and “reasonable accommodation” means an accommodation that does not cause an undue hardship on the Employer.

(b)           Termination Without Cause.  Either party may terminate this Agreement without Cause upon 30 days’ written notice to the other party.  If Employer terminates this Agreement without Cause, Employer shall pay Employee a lump sum cash severance payment in the amount of twelve month’s salary within fifteen days after the date of termination, subject to the provisions of Section 31.

(c)           Termination With Cause.  Employer may terminate this Agreement for Cause upon delivery of a Notice of Termination to the Employee.  The Termination of Employee’s employment shall be for "Cause" if it is:

(i)           the result of the commission or omission of an act by Employee of a willful or negligent nature which causes harm to Employer;

(ii)           the conviction of Employee for the commission or perpetration by Employee of any felony or any act of fraud;

(iii)           the failure of Employee to devote her full time and attention to the business, as provided in Section 4;

(iv)           or the failure of Employee to perform her duties hereunder.

With respect to (iii) and (iv) above, Employer shall provide written notice to Employee of Employee’s failure to devote her full time and attention to the business or to perform her duties hereunder, and provide Employee 30 days to cure such failure (if it can be cured) prior to terminating with Cause.

(d)           The Employee may terminate this Agreement for Good Reason upon delivery of a Notice of Termination to the Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control.  If the Employee's employment is terminated by the Employee pursuant to this provision, in addition to other rights and remedies available in law or equity, the Employee shall be entitled to the following:

(i)           the Employer shall pay the Employee in cash within fifteen days (subject to the provisions of Section 31) of the date of termination severance compensation in an amount equal to her then current monthly base salary multiplied by 12, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested);

(ii)           for a period of 12 months, the Employer shall at its expense continue on behalf of the Employee and her dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Employee at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated Employees who continue in the employ of the Employer.  Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Employee and her dependents and beneficiaries than the most favorable of such coverages and benefits referred to above.  The Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder.  This subsection (ii) shall not be interpreted so as to limit any benefits to which the Employee or her dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs, or practices following the Employee's termination of employment, including, without limitation, retiree medical and life insurance benefits; and

(iii)           the restrictions on any outstanding incentive awards (including restricted stock) granted to the Employee under the Company's or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Employee shall become immediately exercisable and shall become 100% vested, all performance units granted to the Employee shall become 100% vested, and the restrictive covenants contained in Sections 13-15 shall not apply to the Employee.

17.           Governing Law.  This Agreement has been entered into in the State of South Carolina and shall be governed by the laws of such State.

18.           Remedies for Breach.  Employee recognizes and agrees that a breach by Employee of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Employer.  In the event of a beach or threatened breach of any covenant contained herein, Employer shall be entitled to temporary and permanent injunctive relief, restraining Employee from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Employer, including attorneys’ fees, as a result of Employee’s breach or threatened breach of the covenant.  Employer and Employee agree that the relief described herein is in addition to such other and further relief as may be available to Employer at equity or by law.  Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach of threatened breach, including the recovery of damages from Employee.

19.           Consideration.  Employee acknowledges and agrees that valid consideration has been given to Employee by Employer in return for the promises of Employee set forth herein.

20.           Covenants are Independent.  The covenants on the part of Employee contained herein shall each be construed as agreements independent of each other and of any other provisions in this Agreement and the unenforceability of one shall not affect the remaining covenants.

21.           Severability and Substitution of Valid Provisions.  To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Employer and Employee agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

22.           Extension of Periods.  Each of the time periods described in this Agreement shall be automatically extended by any length of time during which Employee is in breach of the corresponding covenant contained herein.  The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

23.           Reasonable Restraint.  It is agreed by the parties that the foregoing covenants in this agreement are necessary for the legitimate business interests of Employer and impose a reasonable restraining on Employee in light of the activities and business of Employer on the date of the execution of this Agreement.

24.           Withholding of Taxes.  Employer may withhold from any amounts payable to Employee under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

25.           Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing and sent by registered or certified mail to her residence in the case of Employee or to is principal office in the case of Employer.

26.           Assignment.  The rights and obligations of the parties to this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.  This Agreement shall not be terminated by any merger or consolidation whether or not Employer is the consolidated or surviving corporation or by transfer of all or substantially all of the assets of Employer to another corporation if there is a surviving or resulting corporation in such transfer.

27.           Severability.  It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise unlawful, the remainder of this Agreement and the application of such provision shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.

28.           Certain Definitions.  For the purpose of this Agreement, the following terms and phrases have the particular meaning given below:

(a)           “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5).

(b)           “Good Reason” shall mean as defined by Treasury Regulation § 1.409A-1(n)(2).

(c)           “Notice of Termination” shall mean a written notice of termination from Employer or Employee which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

(d)           "Terminate," "terminated," "termination," or "termination of employment" shall mean separation from service as defined by Regulation 1.409A-1(h).

29.           Entire Agreement; Amendment.  This Agreement supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Employee by Employer.  Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing signed by all parties hereto; provided, however, that Employee’s compensation may be increased at any time by Employer without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

30.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

31.           Compliance with Internal Revenue Code Section 409A.  Employer and Employee intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986.  If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject Employee to additional tax or interest under section 409A, Employer shall reform the provision.  However, Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Employee to additional tax or interest, and Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.  Notwithstanding any other provision in this Agreement, if Employee is determined by the Employer, as of the date of termination of employment with the Employer, to be a "specified employee," as such term is defined in Treasury Regulation §1.409A-1(i), and if any benefits paid to Employee hereunder would be considered deferred compensation under Section 409A, and finally if an exemption from the six month delay requirement of Section 409A(a)(2)(B)(i) is not available, then all severance payments and other payment, except for other payments of base salary at the normal payroll schedule, reimbursement of expenses, and other than as a result of death, that would normally be paid within six months and one day from the date of termination of employment shall be paid on the first day of the seventh month following termination of employment.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER:

FIRST NATIONAL BANCSHARES, INC.

By: /s/ Jerry L. Calvert
Name: Jerry L. Calvert
Title: President and CEO

FIRST NATIONAL BANK OF THE SOUTH

[CORPORATE SEAL]	By: /s/ Jerry L. Calvert
Name: Jerry L. Calvert
Attest:	Title: President and CEO

Secretary
EMPLOYEE:

KITTY PAYNE

/s/ Kitty B. Payne
Print name: Kitty B. Payne